Exhibit 5.1

[Letterhead of The Bank of New York Mellon Legal Department]

August 15, 2019

The Bank of New York Mellon Corporation

240 Greenwich Street

New York, New York 10286

Ladies and Gentleman:

I am a Managing Director and Senior Managing Counsel of The Bank of New York Mellon, and, in such capacity, have acted as counsel to The Bank of New York Mellon Corporation, a Delaware corporation (the “Corporation”) in connection with the Corporation’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 35,095,922 shares of the Corporation’s Common Stock, par value $0.01 per share (the “Shares”) issuable pursuant to The Bank of New York Mellon Corporation 2019 Long-Term Incentive Plan (the “Plan”).

In that capacity, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, the Shares have been duly authorized, and when the Registration Statement becomes effective under the Securities Act of 1933 and when the Shares have been duly issued and delivered as contemplated by the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the corporate laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I have relied as to certain factual matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bennett E. Josselsohn
Managing Director and Senior Managing Counsel